FOR IMMEDIATE RELEASE

CONTACT:

Genevieve Anton | Anton Communications Inc. 714-544-6503 | gaton@antonpr.com

Vanessa Showalter | Anton Communications Inc. 310-283-3649 | vshowalter@antonpr.com

STRATEGIC STORAGE TRUST, INC. CLOSES ON $9.9 MILLION PURCHASE

OF 3 STORAGE CENTERS AT PRIME LOCATION IN GREATER CINCINNATI

Ladera Ranch, Calif.-Feb. 12, 2009 - Strategic Storage Trust, Inc. (SSTI) today announced it has finalized the $9.9 million acquisition of three high-profile self-storage facilities located in busy traffic corridors in the greater metropolitan area of Cincinnati, Ohio.

Completing the purchase of the three Best Self-Storage properties brings an additional 1,295 storage units and 211,000 square feet of leasable space into the growing portfolio of SSTI, a publicly registered, non-traded REIT.

"These are all highly visible locations in active and growing commercial areas, and they're all well occupied," said H. Michael Schwartz, SSTI's Chairman and CEO. "The purchase means we are continuing to build a solid portfolio of well-positioned assets with potential for further growth."

All three Best Self-Storage properties are located in Northern Kentucky within 15 miles of downtown Cincinnati and in areas with above average household incomes. The details on each center include:

  A 434-unit self storage facility in Walton, Ky., sits on approximately 7.5 acres and contains approximately 72,000 rentable square feet of self storage space. It was built in 1991 and is located about 15 miles south of Cincinnati. Occupancy is currently 81 percent. The property is located on a hilltop overlooking the interchange of Richwood Road and Interstate 71/75 and visible from the interstate with full ramp access in both directions. Dixie Highway (U.S. Route 25), the original north-south roadway through the area, is one-quarter mile east of the Walton Property. The Walton Towne Center retail development opened recently nearby, featuring a Kohl's department store, northern Kentucky's first Kroger Marketplace grocery store and more tenants are expected to move in this year. In addition, a population of about 22,000 lives within a three mile radius.
  A 344-unit self storage facility in Crescent Springs, Ky., sits on 2.6 acres and contains approximately 57,200 rentable square feet of self storage space. Located in a commercial neighborhood next to Interstate 71/75 about five miles south of Cincinnati, it was built in 1999 and expanded in 2003. Occupancy is currently 87 percent. The Crescent Springs Property's signage has visibility from the main thoroughfare and interstate highway. Nearby businesses include retail, fast food and auto related services as well as some light industrial uses, with residential areas located immediately to the north, and an estimated population of 55,000 within a three-mile radius.
  A 517-unit self storage facility in Florence, Ky., sits on approximately 7.0 acres and contains approximately 81,800 rentable square feet of self storage space. It was built in 1996 and is located nine miles south of Cincinnati at the intersection of Centennial Circle and Burlington Pike (State Route 18), a busy connector roadway. Occupancy is currently 93 percent. The property, which is visible from interstate 71/75, also is near the Florence Mall and other retail shopping. The local city center is undergoing a revitalization project, which aims to retain and improve retail trade as well as expand retail, entertainment, office and residential opportunities. A population of about 51,000 lives within a three mile radius of the Florence property.

The Best Self Storage portfolio properties are located within the greater Cincinnati metropolitan area, which encompasses Northern Kentucky, Southeast Indiana and Southwest Ohio. According to 2007 estimates, it is the 24th largest U.S. metropolitan area with a population of more than two million. More than 20 percent of that metro population - or nearly 410,000 people - are within the Northern Kentucky area, where the Best Self Storage portfolio properties are located. This submarket of the greater Cincinnati metropolitan area - which includes Kenton, Campbell and Boone counties - is surrounded by three of the nation's major interstate systems-I-75, I-71 and I-74. It also is conveniently located near The Cincinnati/Northern Kentucky International Airport, which is Delta Air Lines' second largest hub.

Nine Fortune 500 companies are headquartered in the greater Cincinnati metropolitan area, putting it in the nation's Top 10 markets for Fortune 500 companies per million residents and more than 360 maintain operations in the metropolitan area. In total, over 1.5 million workers live within 50 miles of the heart of downtown Cincinnati.

The region has a high concentration of companies in a number of key industries, including aerospace, automotive, biotechnology, brand design and creative services, chemistry, financial services, IT services and consumer products. Among the national and international companies based there are American Financial Group, Duke Energy, The Kroger Company, Chiquita Brands International, Cincinnati Milacron, Procter & Gamble Company, and Western & Southern Financial Group. The city is a world leader in the production of machine tools, playing cards, soaps and detergents. It figures prominently in the production of building materials, cans, chemicals, clothing, cosmetics, electronic equipment, jet engines and valves.

SSTI's strategy is to identify key self-storage properties nationwide for acquisition, with prospects of capitalizing on creating greater efficiency in a sector that is comparatively stable but also fragmented among many smaller owner-operators. Since October, SSTI has acquired facilities in Biloxi, Miss., Gulf Breeze, Fla., and Manassas, Va.

The portfolio purchase was funded in part by two seller financed promissory notes. The notes bear a fixed interest rate of five percent per annum during the first three years of their five-year terms and six percent per annum during the final two years of their five-year terms.

"The Best Self Storage portfolio provides an opportunity to purchase three well located and well maintained assets," said Schwartz. "These assets are highly occupied although there is a significant opportunity to add value through growth of economic occupancy while maintaining strong physical occupancy. The fact that we were able to obtain seller financing at attractive rates made the portfolio just that much more appealing. We will add value through economies of scale achieved by portfolio management, technology and website, and search engine capabilities that are simply not available to smaller property owner-operators."

SSTI's sponsor is U.S. Commercial LLC, which manages a growing portfolio of 4.8 million square feet of commercial properties, including 2.8 million square feet of self storage facilities, with a combined market value of over $563 million.

Information in this Press Release was primarily obtained from the appraisals of the properties. Although we believe this independent source is reliable as of its date of issuance, the information contained therein has not been independently verified and we cannot ensure the accuracy or completeness of this information. As a result, you should be aware that the market and demographic data contained in this Press Release, and beliefs and estimates based on such data, may not be reliable.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.